Exhibit 99.1

BBX Capital, Inc. Reports Financial Results

For the Third Quarter of 2023

FORT LAUDERDALE, Florida – November 8, 2023 -- BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (“BBX Capital” or the “Company”) reported today its financial results for the third quarter of 2023.

Selected highlights of BBX Capital’s consolidated financial results include:

Third Quarter 2023 Compared to Third Quarter 2022

●	Total consolidated revenues of $103.3 million vs. $75.2 million
●	Loss before income taxes of $(7.1) million vs. income before taxes of $6.5 million
●	Net loss attributable to shareholders of $(7.8) million vs. net income attributable to shareholders of $4.0 million
●	Diluted loss per share of $(0.55) vs. diluted earnings per share of $0.26

Balance Sheet as of September 30, 2023

●	Cash and cash equivalents of $102.5 million (including $3.6 million held in variable interest entities)
●	Securities available for sale of $44.9 million
●	Outstanding note receivable from Bluegreen Vacations Holding Corporation (NYSE: BVH) of $35.0 million
●	Total consolidated assets of $681.0 million
●	Total shareholders' equity of $329.4 million

●	Fully diluted book value per share of $21.60 (1)
(1)

Fully diluted book value per share is shareholders’ equity divided by the number of BBX Capital’s Class A and Class B common shares and unvested restricted stock awards outstanding on September 30, 2023.

“As we have previously disclosed, our portfolio companies are continuing to face challenges associated with inflationary pressures, rising interest rates, and global economic uncertainty, and our operating results for the third quarter reflect these ongoing challenges. IT’SUGAR and Renin are continuing to experience significant declines in customer demand, and BBX Capital Real Estate expects a substantial decrease in sales transactions and new development starts in the near term as compared to the past several years, with new development starts for multifamily apartment communities being particularly impacted by slowing growth in rental rates, higher capitalization rates, and a decline in the availability of debt and equity financing for development projects. While our current operating results reflect a general slowdown in activity, we can continue to report that, in spite of these headwinds, our portfolio companies remain focused on opportunistically generating growth and adapting their strategies as may be appropriate in the current environment.  As we focus on repositioning our businesses to navigate the challenges of the current economic environment, we will also continue to evaluate initiatives to reduce costs and improve margins and to identify ways to utilize our capital to pursue potential opportunities for future growth. We remain committed to our objective of achieving long-term growth and building shareholder value.” commented Jarett S. Levan, Chief Executive Officer and President of BBX Capital, Inc.

Additional Information

For more complete and detailed information regarding BBX Capital and its financial results, business, operations, investments, and risks, please see BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which will be available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com on November 8, 2023.

Financial Results

The following selected information relates to the financial results of the Company’s principal holdings: BBX Capital Real Estate, BBX Sweet Holdings, and Renin.

BBX Capital Real Estate - Selected Financial Data

Selected highlights of BBX Capital Real Estate’s (“BBXRE”) financial results include:

Third Quarter 2023 Compared to Third Quarter 2022:

●	Revenues of $41.1 million vs. $3.0 million
●	Net profits from sales of real estate inventory to homebuilders of $2.1 million vs. $1.1 million
●	Net gains on sales of real estate assets of $2.3 million vs. $0
●	Equity in net earnings of unconsolidated real estate joint ventures of $2.1 million vs. $15.0 million
●	Income before income taxes of $3.1 million vs. $14.3 million

BBXRE’s operating results for the quarter ended September 30, 2023 as compared to the same 2022  period primarily reflect (i) a net decrease in equity in net earnings of unconsolidated joint ventures primarily due to sales activity during the 2022 period and (ii) a net loss from the Altman Companies' operations during the 2023 period, partially offset by (i) higher net gains on the sales of real estate assets resulting from proceeds received by BBX Logistics Properties upon its assignment of a purchase and sale agreement related to a land parcel in Fort Myers, Florida, (ii) higher net profits from the sale of lots to homebuilders at the Beacon Lake Community development, and (iii) higher interest income primarily attributable to an increase in interest rates earned on cash, cash equivalents, and marketable securities. The net decrease in equity in net earnings of unconsolidated joint ventures was primarily due to the Miramar East/West joint venture’s sale of its multifamily apartment communities in 2022, partially offset by the Sky Cove South joint venture's sale of single-family homes and the Altis Ludlam Trail joint venture's sale of its multifamily apartment community in 2023, the latter of which was consummated in spite of what we believe is a significant decline in transaction volume in the overall market for commercial real estate.

During the third quarter, BBX Logistics Properties, BBXRE’s real estate division focused on the development of warehouse and logistics facilities, entered into  a joint venture to acquire 40 acres of land for the purpose of developing the site into BBX Park at Delray, a logistics facility expected to be comprised of three buildings with up to approximately 673,000 square feet of space. Further, as reflected in BBXRE’s operating results for the quarter, the division opportunistically generated net proceeds of $2.6 million from the assignment of a purchase contract for a site in Florida after the division had entered into the contract but ultimately determined not to pursue its development plans.

BBX Sweet Holdings - Selected Financial Data

Selected highlights of BBX Sweet Holdings’ financial results include:

Third Quarter 2023 Compared to Third Quarter 2022:

●	Trade sales of $35.8 million vs. $37.1 million
●	Gross margin of $12.6 million vs. $15.1 million
●	Gross margin percentage of 35.1% vs. 40.8%
●	Depreciation and amortization of $2.0 million vs $1.6 million
●	Loss before income taxes of $(2.4) million vs. income before income taxes of $0.1 million

BBX Sweet Holdings’ operating results for the quarter ended September 30, 2023 as compared to the same 2022 period primarily reflect (i) a decline IT’SUGAR’s results of operations primarily as a result of higher occupancy, payroll, and depreciation expenses, which includes the impact of new store locations opened in 2022 and 2023, and lower revenues, as a decline in comparable store sales offset the impact of sales from new and expanded store locations, and (ii) an increase in Las Olas Confections and Snacks’ loss before income taxes, which reflects lower sales volume and higher costs of product.

In August 2023, IT’SUGAR’s founder stepped down as Chief Executive Officer at IT’SUGAR, although he will continue to remain an employee and advisor to BBX Sweet Holdings for a period of two years. In connection with the transition, BBX Sweet Holdings acquired his noncontrolling interest in IT’SUGAR, and as a result, IT'SUGAR became a wholly-owned subsidiary of BBX Sweet Holdings during the three months ended September 30, 2023.

While IT’SUGAR expects to open an additional candy department store in Miami, Florida during the fourth quarter of 2023, IT’SUGAR has also more recently begun refocusing on retail locations that require lower initial capital investments than the investments required for its traditional retail locations and candy department stores, including 'pop up' retail locations, locations with leases with relatively shorter lease terms, and locations which generally require less net capital investment to open, and it has executed leases for various locations that it expects to open in the fourth quarter of 2023 and into 2024. IT’SUGAR is also focused on the renewal and extension  of lease agreements for existing retail locations in its portfolio that expire in the next several years where management believes the locations are advantageous over the long term.

Renin - Selected Financial Data

Selected highlights of Renin’s financial results include:

Third Quarter 2023 Compared to Third Quarter 2022:

●	Trade sales of $24.4 million vs. $32.5 million
●	Gross margin of $2.8 million vs. $1.0 million
●	Gross margin percentage of 11.6% vs. 3.1%
●	Loss before income taxes of $(1.5) million vs. $(3.3) million

Renin’s operating results for the quarter ended September 30, 2023 as compared to the same 2022 period reflect an improvement in Renin’s gross margin and gross margin percentage as a result of various factors, including price increases, a decrease in rates for shipping products from overseas, and various initiatives implemented by Renin in an effort to reduce costs associated with its manufacturing and distribution facilities, including (i) the transfer of a substantial portion of its operations in its facility located in Montreal, Canada to its other manufacturing and distribution facilities in the United States and Canada and (ii) the exit from its primary third-party logistics and warehousing facility in January 2023. Renin's operating results for the quarter also reflect a decrease in selling, general, and administrative expenses primarily due to lower labor costs in 2023 resulting from headcount reductions in Renin’s facility located in Montreal, Canada. However, these improvements in Renin’s operating results were partially offset by: (i) a significant decrease in Renin’s trade sales, which primarily reflects a decrease in sales in its retail channel as a result of a decline in customer demand, (ii) a decrease in foreign currency exchange gains due to the impact of changes in foreign exchange rates between the U.S. dollar and Canadian dollar, and (iii) an increase in interest rate expense primarily as a result of rising base rates on Renin’s variable rate debt with TD Bank.

As of September 30, 2023, Renin was current on the payment terms under its TD Bank credit facility. However, Renin was not in compliance with its financial covenants under the facility and does not expect to be in compliance with its covenants in future periods as a result of its actual and expected operating results for 2023. Further, although the credit facility was further amended in October 2023 to, among other things, temporarily increase availability under the revolving line of credit from $22.0 million to $24.5 million through November 2023 and require a prepayment of $1.3 million on the term loan under the facility (which was funded by BBX Capital), the amendment did not address the non-compliance, and Renin continues to not be in compliance with certain of the financial covenants under the facility. Although Renin is currently in discussions with TD Bank related to its non-compliance under the facility, if Renin is unable to obtain a waiver in relation to its covenants or amend the covenants under the facility to reflect its expected operating results, Renin may lose availability under its line of credit, may be required to provide additional collateral, or may be required to repay all or a portion of its borrowings, any of which would have a material adverse effect on the Company's liquidity, financial position, and results of operations.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Sharon Stennett

P: 954-940-5300

Email: investorrelations@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

P: 954-303-5551

Email: kip@kiphuntermarketing.com

Forward-Looking Statements

This press release contains forward-looking statements based largely on current expectations of BBX Capital and its subsidiaries that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans, or other statements, other than statements of historical fact, are forward-looking statements and can be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would,” and words and phrases of similar import. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. When considering forward-looking statements, the reader should keep in mind the risks, uncertainties, and other cautionary statements made in this release and in the Company’s reports filed with the Securities and Exchange Commission (“SEC”). The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. This press release also contains information regarding the past performance of the Company and its respective investments and operations. The reader should note that prior or current performance is not a guarantee or indication of future performance. Future results could differ materially as a result of a variety of risks and uncertainties that include risks relating to general competitive, economic and market conditions impacting the industries in which the Company operates, including the residential and commercial real estate industry in which BBXRE develops, operates, manages, and invests in real estate, the home improvement industry in which Renin operates, and the sugar and confectionery industry in which BBX Sweet Holdings operates. Risks and uncertainties include risks relating to public health issues and general economic uncertainties, including, but not limited to, supply chain issues, labor shortages, current inflationary trends, and rising interest rates. Inflation may continue to pressure our margins in future periods, especially to the extent that we are not able to increase prices to customers. Many factors, including, among other things (i) consumer demand, (ii) disruptions in global supply chains, (iii) a general labor shortage and increases in the cost of hiring and maintaining employees, (iv) disruptions in credit and capital markets, (v) customer retention, including our ability to maintain our relationships with large customers, (vi) U.S. Federal Reserve monetary policy decisions in response to inflationary trends, (vii) changes in U.S. federal income or other tax laws and interpretation of tax laws, and (viii) heightened cybersecurity risks, all impact the Company's operations, results and financial condition. Further, (i) higher interest expense on variable rate debt and any new debt, (ii) lower gross margins due to increased costs of manufactured or purchased inventory and shipping, (iii) a decline in the availability of debt and equity capital for new real estate investments, the number of real estate development projects meeting the Company’s investment criteria, and demand for the acquisition of multifamily apartment communities developed by the Altman Companies, (iv) higher overall operating expenses due to increases in insurance, labor and service costs, (v) a reduction in customer demand for our products resulting in lower sales, (vi) a shift in customer behavior as higher prices affect customer retention and higher consumer borrowing costs, including mortgage borrowings, affect customer demand, and (vii) increased risk of impairments as a result of declining operating results and valuations, can each negatively affect our operating results. The duration and severity of economic and market conditions are uncertain and may impact future periods. At this time, we are also not able to predict whether the current economic conditions will result in prolonged changes in our customers’ behavior, which may include prolonged decreases in discretionary spending and reductions in demand for retail store and confectionery products, home improvement products or real estate, each of which would have a material adverse impact on our business, operating results, and financial condition. BBXRE may not be successful in developing its current projects or identifying development opportunities that meet its investment criteria; increases in commodity and labor prices may result in higher development and construction costs, and increasing interest rates may adversely impact demand for real estate and its developments, as well as its and its customers financing costs and sales prices resulting from increased capitalization rates. IT’SUGAR may experience continued increases in the cost of inventory and freight and its new stores, including its candy department stores, may not be as profitable as anticipated or at all. Renin is out of compliance with the terms of financial covenants under its credit facility, and it is anticipated that additional loan paydowns or the full repayment of its loan facility may be required. Continued inflationary trends could have a material adverse effect on the Company’s results of operations and financial condition, particularly if the Company is not able to increase prices to its customers to offset the increase in its costs. Further, a number of factors may adversely affect the labor force available to us or increase our labor costs, including labor shortages and increased employee turnover, federal unemployment subsidies, and other government regulations. A sustained labor shortage or increased turnover rates could lead to increased costs, such as increased overtime pay to meet demand and increased wage rates to attract and retain employees, or could negatively affect our operations or adversely impact our business and results. Further, any mitigation measures we take in response to increased costs or to improve our margins may not be accepted by our customers, may not be successful, and could negatively affect our operations.

Reference is also made to the other risks and uncertainties described in BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which is expected to be filed on November 8, 2023, and then will be available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com, as well as BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2022 that was filed on March 15, 2023, which is currently available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com. The Company cautions that the foregoing factors are not exclusive and that the reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

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The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended September 30, 2023 (in thousands):

Revenues:	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Trade sales	$—	35,822	24,391	1,251	(2)	61,462
Sales of real estate inventory	2,712	—	—	—	—	2,712
Revenue from construction contracts	29,067	—	—	—	—	29,067
Real estate development and property management fees	5,002	—	—	—	—	5,002
Interest income	1,973	—	—	—	572	2,545
Net gains on sales of real estate assets	2,271	—	—	—	—	2,271
Other revenue	51	—	—	452	(223)	280
Total revenues	41,076	35,822	24,391	1,703	347	103,339
Costs and expenses:
Cost of trade sales	—	23,234	21,569	506	(2)	45,307
Cost of real estate inventory sold	570	—	—	—	—	570
Cost of revenue from construction contracts	31,945	—	—	—	—	31,945
Interest expense	28	382	1,229	1	(830)	810
Recoveries from loan losses, net	(177)	—	—	—	—	(177)
Impairment losses	—	349	—	—	—	349
Selling, general and administrative expenses	7,337	14,208	3,496	2,252	6,827	34,120
Total costs and expenses	39,703	38,173	26,294	2,759	5,995	112,924
Operating income (losses)	1,373	(2,351)	(1,903)	(1,056)	(5,648)	(9,585)
Equity in net earnings of unconsolidated real estate joint ventures	2,126	—	—	—	—	2,126
Gain on the consolidation of The Altman Companies	(2,393)	—	—	—	—	(2,393)
Gain on the consolidation of investment in real estate joint ventures	1,135	—	—	—	—	1,135
Other income (loss)	829	(67)	(1)	6	388	1,155
Foreign exchange gain	—	30	391	—	—	421
Income (loss) before income taxes	$3,070	(2,388)	(1,513)	(1,050)	(5,260)	(7,141)

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended September 30, 2022 (in thousands):

	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Trade sales	$—	37,053	32,535	1,510	(1)	71,097
Sales of real estate inventory	1,606	—	—	—	—	1,606
Interest income	970	—	—	—	606	1,576
Other revenue	442	—	—	587	(74)	955
Total revenues	3,018	37,053	32,535	2,097	531	75,234
Costs and expenses:
Cost of trade sales	—	21,939	31,539	580	(1)	54,057
Cost of real estate inventory sold	556	—	—	—	—	556
Interest expense	—	228	1,063	1	(677)	615
Recoveries from loan losses, net	(278)	—	—	—	—	(278)
Impairment losses	311	—	—	—	—	311
Selling, general and administrative expenses	3,196	14,444	4,166	1,547	5,720	29,073
Total costs and expenses	3,785	36,611	36,768	2,128	5,042	84,334
Operating (losses) income	(767)	442	(4,233)	(31)	(4,511)	(9,100)
Equity in net earnings of unconsolidated real estate joint ventures	15,026	—	—	—	—	15,026
Other (expense) income	—	(360)	1	—	49	(310)
Foreign exchange (loss) gain	—	(2)	905	—	—	903
Income (loss) before income taxes	$14,259	80	(3,327)	(31)	(4,462)	6,519

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the nine months ended September 30, 2023 (in thousands):

Revenues:	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Trade sales	$—	103,560	76,711	6,127	(19)	186,379
Sales of real estate inventory	8,929	—	—	—	—	8,929
Revenue from construction contracts	90,678	—	—	—	—	90,678
Real estate development and property management fees	9,249	—	—	—	—	9,249
Interest income	6,058	—	—	—	678	6,736
Net gain on sales of real estate assets	2,210	—	—	—	—	2,210
Other revenue	152	—	—	1,341	(554)	939
Total revenues	117,276	103,560	76,711	7,468	105	305,120
Costs and expenses:
Cost of trade sales	—	65,682	69,991	1,987	(19)	137,641
Cost of real estate inventory sold	2,107	—	—	—	—	2,107
Cost of revenue from construction contracts	94,263	—	—	—	—	94,263
Interest expense	74	1,089	3,502	3	(2,423)	2,245
Recoveries from loan losses, net	(3,284)	—	—	—	—	(3,284)
Impairment losses	—	349	—	—	—	349
Selling, general and administrative expenses	19,842	43,966	11,335	6,090	20,910	102,143
Total costs and expenses	113,002	111,086	84,828	8,080	18,468	335,464
Operating income (losses)	4,274	(7,526)	(8,117)	(612)	(18,363)	(30,344)
Equity in net earnings of unconsolidated real estate joint ventures	3,958	—	—	—	—	3,958
Gain on the consolidation of The Altman Companies	3,802	—	—	—	—	3,802
Gain on the consolidation of investment in real estate joint ventures	12,017	—	—	—	—	12,017
Other income (expense)	1,173	157	(5)	2,268	449	4,042
Foreign exchange loss	—	(2)	(111)	—	—	(113)
Income (loss) before income taxes	$25,224	(7,371)	(8,233)	1,656	(17,914)	(6,638)

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the nine months ended September 30, 2022 (in thousands):

Revenues:	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Trade sales	$—	102,012	101,116	6,310	(7)	209,431
Sales of real estate inventory	16,813	—	—	—	—	16,813
Interest income	2,165	—	—	—	1,803	3,968
Net gains on sales of real estate assets	1,329	—	—	—	—	1,329
Other revenue	1,443	—	—	1,880	(461)	2,862
Total revenues	21,750	102,012	101,116	8,190	1,335	234,403
Costs and expenses:
Cost of trade sales	—	60,934	97,618	2,115	(6)	160,661
Cost of real estate inventory sold	6,669	—	—	—	—	6,669
Interest expense	—	697	2,405	2	(1,444)	1,660
Recoveries from loan losses, net	(4,215)	—	—	—	—	(4,215)
Impairment losses	311	64	—	—	—	375
Selling, general and administrative expenses	8,956	42,101	13,099	5,204	17,138	86,498
Total costs and expenses	11,721	103,796	113,122	7,321	15,688	251,648
Operating income (losses)	10,029	(1,784)	(12,006)	869	(14,353)	(17,245)
Equity in net earnings of unconsolidated real estate joint ventures	35,712	—	—	—	—	35,712
Other (expense) income	(8)	518	1	2	264	777
Foreign exchange (loss) gain	—	(2)	1,073	—	—	1,071
Income (loss) before income taxes	$45,733	(1,268)	(10,932)	871	(14,089)	20,315